Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Star Bulk Carriers Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 10, 2007, on the financial statements of Star Bulk Carriers Corp. (formerly Star Maritime Acquisition Corp.) (a corporation in the development stage) as of December 31, 2006 and for the year ended December 31, 2006 and for the period from May 13, 2005 (inception) to December 31, 2005 appearing in the Annual Report on Form 20-F of Star Bulk Carriers Corp. for the year ended December 31, 2007 and to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 2, 2008